UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2024

Antares Strategic Credit Fund

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01700	93-3416650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 West Monroe Street
Chicago, Illinois		60661
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 312 638-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 7.01 Regulation FD Disclosure.

On March 29, 2024, Antares Strategic Credit Fund (the “Fund”) declared a distribution for its common shares of beneficial interest (the “Shares”) in the amount of $0.53 per share, which is payable on or about April 30, 2024 to shareholders of record as of March 29, 2024. This distribution will be paid in cash or reinvested in additional Shares for shareholders participating in the Fund’s distribution reinvestment plan.

Item 8.01 Other Events.

The Fund is offering its Shares on a continuous basis via a private placement. The Shares are offered and sold (i) in the United States under the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder and other exemptions of similar import in the laws of the states and jurisdictions where the offering will be made, and (ii) outside of the United States in accordance with Regulation S of the Securities Act (the “Private Offering”).

On April 1, 2024, the Fund received approximately $542.7 million of subscriptions for Shares from unaffiliated investors. At the initial closing of the Private Offering, an affiliate of the Fund contributed approximately $300.0 million of assets in exchange for Shares. The Fund expects that a portion of the subscriptions from unaffiliated investors will be used to settle a transfer of Shares from such affiliate of the Fund to such unaffiliated investors. The Fund intends to continue selling Shares in the Private Offering on a quarterly basis at an offering price generally equal to the net asset value per Share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES STRATEGIC CREDIT FUND

Date:	April 3, 2024	By:	/s/ Venugopal Rathi
Name: Venugopal Rathi Title: Chief Financial Officer